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                                                                   Exhibit 23.02

                       Consent of Independent Accountants

  We consent to the incorporation by reference in the Pre-Effective Amendment No. 4 to registration statement of Cadence Design Systems, Inc. on Form S-4 (File No. 333-69589) of our reports dated January 15, 1999, on our audits of the consolidated financial statements which includes an explanatory paragraph in relation to a restatement related to goodwill for 1997, and financial statement schedule of Quickturn Design Systems, Inc. ("Quickturn") as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which reports are incorporated by reference from the Quickturn Annual Report on Form 10-K/A for the year ended December 31, 1998. We also consent to the references to our firm under the Captions "Experts" and "Selected Financial Data." However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such Selected Financial Statement Data.

  We consent to the incorporation by reference in the Pre-Effective Amendment No. 4 to the Registration Statement of Cadence Design Systems, Inc. on Form S-4 (File No. 333-69589) of our report dated August 7, 1998, on our audits of the consolidated financial statements of Ambit Design Systems, Inc. as of June 30, 1997 and 1998 and for the years then ended, which report is incorporated by reference from the Form 8-K/A filed by Cadence Design Systems, Inc. on December 11, 1998.

                                          /s/ PricewaterhouseCoopers LLP
                                          PricewaterhouseCoopers LLP

San Jose, California

April 16, 1999